Exhibit 99.1

PRESS RELEASE

INVESTOR CONTACT:

Lisa L. Ewbank

Synopsys, Inc.

650-584-1901

Synopsys-ir@synopsys.com

EDITORIAL CONTACT:

Simone Souza

Synopsys, Inc.

650-584-6454

simone@synopsys.com

Synopsys Initiates $250 Million Accelerated Share Repurchase Agreement

MOUNTAIN VIEW, Calif. – Dec. 16, 2020 – Synopsys, Inc. (Nasdaq: SNPS) today announced that it has entered into an accelerated share repurchase agreement (ASR) with Mizuho Markets Americas LLC to repurchase an aggregate of $250 million of Synopsys stock.

Under the terms of the ASR, Synopsys will receive an aggregate initial share delivery of approximately 824K shares, with the remainder, if any, to be settled on or before April 9, 2021, upon completion of the repurchases. The specific number of shares that Synopsys ultimately repurchases under the ASR will be based on the average of Synopsys’ daily volume-weighted average share prices during the repurchase period, less a discount.

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is the Silicon to Software™ partner for innovative companies developing the electronic products and software applications we rely on every day. As the world’s 15th largest software company, Synopsys has a long history of being a global leader in electronic design automation (EDA) and semiconductor IP and is also growing its leadership in software security and quality solutions. Whether you’re a system-on-chip (SoC) designer creating advanced semiconductors, or a software developer writing applications that require the highest security and quality, Synopsys has the solutions needed to deliver innovative, high-quality, secure products. Learn more at www.synopsys.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the expected settlement of the ASR. Forward-looking statements are subject to both known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, among others: the market price of Synopsys common stock during the repurchase period; the ability of Mizuho Markets Americas LLC to buy or borrow shares of Synopsys common stock; and the impact of global and regional economic and market conditions, including illiquidity and other risks of instability in the banking and financial services industry. Other risks and uncertainties that may apply are set forth in the Risk Factors section of Synopsys’ most recently filed Annual Report on Form 10-K. Synopsys assumes no obligation to update any forward-looking statement contained in this press release.

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